News Release

SINCLAIR REPORTS FIRST QUARTER 2023 FINANCIAL RESULTS

BALTIMORE (May 3, 2023) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the "Company" or "Sinclair," today reported financial results for the three months ended March 31, 2023.

First Quarter Highlights:
•Exceeded key financial metrics
•Repurchased approximately 3.6 million common shares

CEO Comment:
"Sinclair is seeing a solid start to 2023, meeting or beating guidance on all key financial metrics," said Chris Ripley, Sinclair's President & Chief Executive Officer. "Nonetheless, we remain cautious for the full year on expectations for a weaker economy. As we continue our evolution from a traditional broadcast company to a diversified content and data distributor, we have begun the process of reorganizing our company structure to increase transactional flexibility and transparency around the sum-of-the-parts and to unlock value for our organization. Our end goal is to create an even more efficient company, designed to use the breadth of our assets to identify and accelerate growth."

Ripley continued, "This year, we are allocating capital towards technology that will transform our operational workflow, both strengthening our returns on investment and improving operational outcomes. At the same time, the last few months have presented an opportunity to allocate capital to buying back our shares."

Recent Company Developments:

•In April, the Company announced that it intends to implement a reorganization in which a new holding company, Sinclair, Inc., would become the publicly-traded parent of Sinclair Broadcast and its subsidiaries, which will hold the pure-play broadcast assets. In addition, the Company will create Sinclair Ventures, a subsidiary of Sinclair Inc., to hold non-broadcast assets. The reorganization requires shareholder approval scheduled for May 24, 2023.

Content and Distribution:
•Year-to-date, Sinclair's newsrooms have won a total of 44 journalism awards, including two Investigative Reporters and Editors (IRE) awards.
•In April, the Company announced a distribution agreement with YouTube TV to add carriage of Tennis Channel, T2, CHARGE! and TBD to YouTube TV’s service offerings. The agreement also extended YouTube TV’s existing carriage of Sinclair’s CBS and MyNetworkTV affiliated television broadcast stations.
•In March, the Company entered into an agreement with fuboTV for carriage of its CBS stations.
•In April, the Company entered into an agreement with Hulu to resume carriage of its ABC stations.

Community:
•On April 12, 2023, the Company celebrated its first Sinclair Day of Service whereby all employees were encouraged to volunteer that day for charitable causes. Thousands of employees eagerly turned out to help out in their communities.
•In March, the Company announced a multi-year, national agreement with USC Shoah Foundation—The Institute for Visual History and Education to assist with the recording of interviews with genocide survivors as part of the Institute’s Last Chance Testimony Collection Initiative, an effort to collect testimonies from the last living survivors and witnesses to the Holocaust and other genocides. Under the agreement, Sinclair will provide its production facilities to film testimonies via high-definition video and audio recordings taken with state-of-the-art equipment at its broadcast television stations around the US.

Investment Portfolio:
•As of March 31, 2023, the Company estimated the fair market value of its investment portfolio, which includes investments in real estate, private equity, and venture capital funds, as well as direct investments in companies, at approximately $1.3 billion, or approximately $19 per share.
•During the first quarter, Sinclair made investments of approximately $33 million in its portfolio of investments and received distributions, including exit payments, of approximately $36 million.

NextGen Broadcasting (ATSC 3.0):
•As of the end of April, the Company launched NextGen Broadcast in 39 markets, including recent launches in Rochester, NY and Des Moines, IA. To date, NextGen Broadcast is available in 68% of the TV households in Sinclair's licensed footprint.
•In April, the Metropolitan Washington Council of Governments (COG) and Sinclair's ONE Media 3.0 subsidiary, launched the nation’s first pilot project to use Next Generation Broadcast to disseminate Advanced Emergency Information. The pilot program provides an efficient, instantaneous and simultaneous delivery of emergency messaging sent by local governments to all users for free, utilizing the over-the-air broadcast platform. The pilot also demonstrated delivery of enhanced, rich media supplements to those emergency messages that meet its newsworthy criteria.
•In April, the Company and its partners CAST.ERA, SK Telecom, and Saankhya Labs, announced they will build and operate an innovative and interconnected broadcast platform to provide commercial services and solutions for national data distribution using NextGen Broadcast (ATSC 3.0) network technology. The NextGen Broadcast Data Distribution Core Network will provide a wireless broadcast backbone for IP (Internet Protocol) data delivery across the country.

Financial Results:
The results below reflect the deconsolidation of the Local Sports segment comprised of the regional sports networks (RSNs), which are owned and operated by Diamond Sports Group ("DSG") and its direct and indirect subsidiaries, from the Company's financial statements and accounted for under equity method of accounting, effective March 1, 2022. As such, the quarter-to-date 2023 consolidated financial results do not include any results of operations of the Local Sports segment, while the consolidated financial results for the comparable 2022 period include two months results of operations of the local sports segment.

Three Months Ended March 31, 2023 Consolidated Financial Results:
•Total revenues decreased 40% to $773 million versus $1,288 million in the prior year period. Media revenues also decreased 40% to $766 million versus $1,275 million in the same period a year ago. Excluding DSG, total revenues decreased 7% from $831 million in the prior year period and media revenues decreased 6% from $818 million.
•Total advertising revenues of $309 million decreased 17% versus $371 million in the prior year period. Excluding DSG, total advertising revenues decreased 6% from $328 million in the prior year period. Core advertising revenues, which excludes political revenues, were down 14% in the first quarter to $306 million versus $354 million in the prior year period. Excluding DSG, core advertising revenues decreased 2% from $311 million in the prior year period.
•Distribution revenues of $426 million decreased versus $873 million in the same period a year ago. Excluding DSG, distribution revenues decreased 3% from $440 million in the prior year period.
•Operating income of $21 million, including non-recurring costs for transaction and transition services, COVID, legal, and regulatory costs ("Adjustments") of $6 million, declined versus an operating income of $3,466 million in the prior year period, which included Adjustments of $6 million and a $3,357 million gain on asset dispositions relating to deconsolidating DSG's net liability ("Gain on Deconsolidation"). Operating income, when excluding the Adjustments, was $27 million compared to an operating income, excluding Adjustments and Gain on Deconsolidation, of $115 million for the same prior year period. Excluding DSG, operating income, excluding Adjustments, decreased 77% from $117 million in the prior year period.
•Net income attributable to the Company was $185 million versus net income of $2,587 million in the prior year period. Excluding Adjustments, the Company had net income of $189 million. Net loss from DSG in the first two months of 2022 was $94 million.
•Adjusted EBITDA decreased 53% to $120 million from $254 million in the prior year period. Adjusted EBITDA from DSG in the first two months of 2022 was $54 million.
•Diluted earnings per common share was $2.64 as compared to diluted earnings per common share of $35.84 in the prior year period. On a diluted share basis, the impact of Adjustments was $(0.07), and the impact of Adjustments and Gain on Deconsolidation in the prior year period was $35.54.

Segment financial information is included in the following tables for the periods presented. The Broadcast segment consists primarily of broadcast television stations, which the Company owns, operates or to which the Company provides services. Other and Corporate includes corporate, original networks and content, including Tennis Channel, non-broadcast digital and internet solutions, technical services, and other non-media investments.

Three months ended March 31, 2023	Broadcast		Other and Corporate	Eliminations	Consolidated
($ in millions)
Revenue Highlights:
Distribution revenue	$380		$46	$—	$426
Advertising revenue	268		46	(5)	309
Other media revenue	28	(a)	4	(1)	31
Media revenues	$676	(a)	$96	$(6)	$766
Non-media revenue	—		8	(1)	7
Total revenues	$676	(a)	$104	$(7)	$773

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$518		$77	$(6)	$589
Non-media expenses	—		12	—	12
Corporate general and administrative expenses	33		25	—	58

Other Highlights:
Program contract payments	19		4	—	23
Capital expenditures	19		1	—	20
Interest expense (net) (b)	—		62	(3)	59
Adjusted EBITDA(c)					120
(a)Broadcast segment other media revenue includes $10 million of management and incentive fees for services provided by the Broadcast segment to DSG and Marquee under management services agreements which are not eliminated due to the deconsolidation of the Local Sports segment as of March 1, 2022.
(b)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(c)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction, COVID, legal, and regulatory costs, as well as certain non-cash items such as stock-based compensation expense; less program contract payments. Refer to the reconciliation on the last page of this press release and the Company's website.

The Broadcast segment presented below consists primarily of broadcast television stations, which the Company owns, operates or to which the Company provides services. The Local Sports segment consists primarily of the RSNs and is included in the first quarter 2022 results only, due to the March 1, 2022 deconsolidation of the segment from the Company's financial statements. Other and Corporate includes corporate, original networks and content, including Tennis Channel, non-broadcast digital and internet solutions, technical services, and other non-media investments.

Three months ended March 31, 2022	Broadcast		Other and Corporate	Local Sports		Eliminations		Consolidated
($ in millions)
Revenue Highlights:
Distribution revenue	$392		$48	$433		$—		$873
Advertising revenue	282		68	44		(23)		371
Other media revenue	47	(a)	4	5		(25)	(a)	31
Media revenues	$721	(a)	$120	$482		$(48)	(a)	$1,275
Non-media revenue	—		14	—		(1)		13
Total revenues	$721	(a)	$134	$482		$(49)	(a)	$1,288

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$506		$89	$431	(a)	$(48)	(a)	$978
Sports rights amortization included in media production expenses	—		—	326		—		326
Non-media expenses	—		14	—		(1)		13
Corporate general and administrative expenses	43		3	1		—		47

Other Highlights:
Sports rights payments	—		—	325		—		325
Program contract payments	22		4	—		—		26
Capital expenditures(b)	16		2	2		—		20
Interest expense (net)(c)	1		42	68		(3)		108
Adjusted EBITDA(d)								254
Note: The highlights above include the divestiture of Ring of Honor (May 3, 2022).
(a)Broadcast segment other media revenue includes $24 million of management and incentive fees for services provided by the Broadcast segment to the Local Sports segment in January and February under a management services agreement. Local Sports segment media expenses include $24 million of management and incentive fees for services provided by the Broadcast segment to the Local Sports segment in January and February under a management services agreement. Such amounts are eliminated in consolidation. Broadcast segment other media revenue includes $5 million of management and incentive fees for services provided by the Broadcast segment to DSG in March under a management services agreement which are not eliminated due to the deconsolidation of the Local Sports segment as of March 1, 2022.
(b)Capital expenditures exclude $1 million of repack capital expenditures expected to be reimbursed in the future from the TV Broadcaster Relocation Fund administered by the FCC.
(c)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(d)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction and transition service, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense, sports rights amortization; less sports rights payments, program contract payments and non-cash gain on asset dispositions. Refer to the reconciliation on the last page of this press release and the Company’s website.

Consolidated Balance Sheet and Cash Flow Highlights of the Company:
•Total Company debt as of March 31, 2023 was $4,258 million.
•Cash and cash equivalents for the Company as of March 31, 2023 was $623 million.

•As of March 31, 2023, 44.4 million Class A common shares and 23.8 million Class B common shares were outstanding, for a total of 68.1 million common shares. During the quarter, the Company repurchased approximately 3.6 million shares with another approximate 5.2 million shares repurchased to date in the second quarter 2023.
•In March, the Company paid a quarterly cash dividend of $0.25 per share.
•In February, the Company purchased the remaining 175,000 outstanding Preferred Units of Diamond Sports Holdings LLC for an aggregate purchase price of $190 million, representing 95% of the sum of the remaining unreturned capital contribution of $175 million, and accrued and unpaid dividends up to, but not including, the date of purchase.
•Routine capital expenditures for the first quarter of 2023 were $20 million.

Notes:
Certain reclassifications have been made to prior years' financial information to conform to the presentation in the current year.

Outlook:
The Company currently expects to achieve the following results for the three months ending June 30, 2023 and the twelve months ending December 31, 2023. The expected results for the three months ending June 30, 2023 do not include the Company's former Local Sports segment, which was deconsolidated as of March 1, 2022.

For the three months ending June 30, 2023 ($ in millions)	Consolidated
Revenue Highlights:
Advertising revenue	$302 to $313
Distribution revenue	414 to 419
Other media revenue	34
Media revenues	750 to 766
Non-media revenue	7
Total revenues	$757 to $773

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$613 to $617
Non-media expenses	$14
Corporate overhead	$42
Stock-based compensation and non-recurring costs for transaction, legal, and regulatory fees included in corporate and media expenses above	$23
Depreciation, intangible & programming amortization	$84

Other Highlights:
Program contract payments	$23
Interest expense (net)(a)	$62
Net cash tax payments	$1
Other items(b)	$3
Total capital expenditures	$28 to $30
Adjusted EBITDA(c)	$84 to $104
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(b)Other items include cash distributions from equity investments, cash payments made to non-controlling interest holders, and other cash income and expenses.
(c)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction, legal, and regulatory costs, as well as certain non-cash items such as stock-based compensation expense; less programming payments. Refer to the reconciliation on the last page of this release and the Company's website.

For the twelve months ending December 31, 2023 ($ in millions)	Consolidated
Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$2,383 to $2,395
Non-media expenses	$65
Corporate overhead	$168
Stock-based compensation and non-recurring costs for transaction, legal, and regulatory fees included in corporate and media expenses above	$78
Depreciation, intangible & programming amortization	$338

Other Highlights:
Program contract payments	$90
Interest expense (net)(a)	$255
Net cash tax payments	$4
Other items(b)	$37
Total capital expenditures	$115 to $120
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(b)Other items include cash distributions from equity investments, cash payments made to non-controlling interest holders, and other cash income and expenses.

Sinclair Conference Call:
The senior management of Sinclair will hold a conference call to discuss the Company's first quarter 2023 results on Wednesday, May 3, 2023, at 9:00 a.m. ET. The call will be webcast live and can be accessed at www.sbgi.net under "Investor Relations/Events and Presentations." After the call, an audio replay will remain available at www.sbgi.net. The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (888) 506-0062, with entry code 471852.

About Sinclair:
Sinclair is a diversified media company and a leading provider of local news and sports. The Company owns, operates and/or provides services to 185 television stations in 86 markets affiliated with all the major broadcast networks; owns Tennis Channel and multicast networks Comet, CHARGE! and TBD; and owns and provides services to 21 regional sports network brands. Sinclair’s content is delivered via multiple platforms, including over-the-air, multi-channel video program distributors, and the nation’s largest streaming aggregator of local news content, NewsON. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Sinclair Broadcast Group, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended March 31,
	2023	2022
REVENUES:
Media revenues	$766	$1,275
Non-media revenues	7	13
Total revenues	773	1,288

OPERATING EXPENSES:
Media programming and production expenses	398	758
Media selling, general and administrative expenses	191	220
Amortization of program contract costs	22	25
Non-media expenses	12	13
Depreciation of property and equipment	24	28
Corporate general and administrative expenses	58	47
Amortization of definite-lived intangible assets	41	93
Gain on deconsolidation of subsidiary	—	(3,357)
Loss (gain) on asset dispositions and other, net of impairment	6	(5)
Total operating expenses (gains)	752	(2,178)
Operating income	21	3,466

OTHER INCOME (EXPENSE):
Interest expense including amortization of debt discount and deferred financing costs	(74)	(115)
Income from equity method investments	31	12
Other income (expense), net	11	(60)
Total other expense, net	(32)	(163)
(Loss) income before income taxes	(11)	3,303
INCOME TAX BENEFIT (PROVISION)	204	(687)
NET INCOME	193	2,616
Net loss (income) attributable to the redeemable noncontrolling interests	4	(4)
Net income attributable to the noncontrolling interests	(12)	(25)
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$185	$2,587
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings per share	$2.65	$35.85
Diluted earnings per share	$2.64	$35.84
Basic weighted average common shares outstanding (in thousands)	69,744	72,164
Diluted weighted average common and common equivalent shares outstanding (in thousands)	69,864	72,176

The Company considers Adjusted EBITDA to be an indicator of the operating performance of its assets. The Company also believes that Adjusted EBITDA is frequently used by industry analysts, investors and lenders as a measure of valuation.

Non-GAAP measures are not formulated in accordance with GAAP, are not meant to replace GAAP financial measures and may differ from other companies’ uses or formulations. The Company does not provide reconciliations on a forward-looking basis. Further discussions and reconciliations of the Company's non-GAAP financial measures to comparable GAAP financial measures can be found on its website www.SBGI.net.

Sinclair Broadcast Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measurements - Unaudited
All periods reclassified to conform with current year GAAP presentation
(in millions)

	Three Months Ended March 31,
	2023	2022
Adjusted EBITDA
Net income attributable to Sinclair Broadcast Group	$185	$2,587
Add: (Loss) income from redeemable noncontrolling interests	(4)	4
Add: Income from noncontrolling interests	12	25
Add: Income tax (benefit) provision	(204)	687
Add: Other expense	—	6
Add: Income from equity method investments	(31)	(12)
Add: Loss from other investments and impairments	1	54
Add: Interest expense	74	115
Less: Interest income	(12)	(1)
Less: Gain on deconsolidation of subsidiary	—	(3,357)
Less: Loss (gain) on asset dispositions and other, net of impairment	6	(5)
Add: Amortization of intangible assets & other assets	41	93
Add: Depreciation of property & equipment	24	28
Add: Stock-based compensation	23	24
Add: Amortization of program contract costs	22	25
Less: Cash film payments	(23)	(26)
Add: Amortization of sports programming rights	—	326
Less: Cash sports programming rights payments	—	(325)
Add: Transaction and transition service, COVID, legal and other non-recurring expense	6	6
Adjusted EBITDA	$120	$254

Forward-Looking Statements:
The matters discussed in this news release, particularly those in the section labeled "Outlook," include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words "outlook," "intends to," "believes," "anticipates," "expects," "achieves," "estimates," and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the rate of decline in the number of subscribers to services provided by traditional multi-channel video programming distributors; the Company’s ability to generate cash to service its substantial indebtedness; the successful execution of outsourcing agreements; the successful execution of retransmission consent agreements; the successful execution of network and MVPD affiliation agreements; the Company’s ability to compete for viewers and advertisers; pricing and demand fluctuations in local and national advertising; volatility in programming costs; the potential impacts of the war in Ukraine and the COVID-19 pandemic on the Company’s business operations, financial results and financial position and on the world economy; the market acceptance of new programming; the Company’s ability to identify and consummate acquisitions and investments, to manage increased leverage resulting from acquisitions and investments, and to achieve anticipated returns on those investments once consummated; the impact of any loss of key personnel, including talent; the impact of pending and future litigation claims against the Company; material legal, financial and reputational risks and operational disruptions resulting from a breach of the Company’s information systems, including due to the cybersecurity event in October 2021; the impact of FCC and other regulatory proceedings against the Company; uncertainties associated with potential changes in the regulatory environment affecting the Company’s business and growth strategy, and any risk factors set forth in the Company's recent reports on Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.
###

Investor Contacts:
Billie-Jo McIntire, AVP, Investor Relations
(410) 568-1500

Media Contact:
Sinclair@5wpr.com

Category: Financial